Exhibit 21.1
LIST OF SUBSIDIARIES

Netintact, AB
Hardgatan 13C
43231, Varbreg Sweden
Wholly owned subsidiary of Procera Networks, Inc.

Netintact, PTY
205 566 St. Kilda Road
Melbourne, VIC 3004, Australia
51% owned by Procera Networks, Inc.
49% owned by Netintact, AB